Georgia Gulf Announces Proposed Notes Offering

ATLANTA, Ga., September 18/PRNewswire-FirstCall/—Georgia Gulf Corporation (NYSE:GGC) announced today that it intends to offer a total of $750 million of Senior Notes due 2014 and Senior Subordinated Notes due 2016.  Georgia Gulf intends to use the net proceeds from the offering, together with borrowings under the company’s new senior secured credit facility, to finance the purchase price for the acquisition of Royal Group Technologies Limited, to repay some of Royal Group’s existing indebtedness, to refinance some of Georgia Gulf’s existing indebtedness, and to pay fees and expenses related to these transactions.

The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended, and to non-U.S. persons in reliance on Regulation S under the Securities Act.  The notes will not be registered under the Securities Act and may not be offered or sold without registration unless an exemption from such registration is available under the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities.

Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics.

CONTACT:	Angie Tickle, Investor Relations Manager
770/395-4520
SOURCE:	Georgia Gulf Corporation